Exhibit 107

Calculation of Filing Fee Table
Form 424(b)(5)
(Form Type)

Rithm Capital Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	(1)	Equity	8.750% Series E Fixed-Rate Cumulative Redeemable Preferred stock	Rule 457(r)	8,740,000	$25.00	$218,500,000	0.00015310	$33,453
	(2)	Equity	Common Stock, par value $0.01 per share	Rule 457(r)	35,072,222	—	—	—	—
Total Offering Amounts							$218,500,000		$33,453
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$33,453

(1)
This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the registrant’s Registration Statement on Form S-3, filed with the U.S. Securities and Exchange Commission on August 1, 2025, in accordance with Rules 456(b) and Rule 457(r)  under the Securities Act of 1933. “Amount Registered” and “Amount of Registration Fee” represent shares of Preferred Stock that may be offered and sold by the registrant and includes 1,140,000 shares of Preferred Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the registrant.

(2)
Represents the maximum number of shares of common stock that could be issuable upon conversion of the Series E Preferred Stock based on the exchange cap, as described in the prospectus supplement, and assuming the full exercise of the underwriters’ option to purchase additional shares from the registrant.